UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018

SMART SAND, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37936	45-2809926
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1725 Hughes Landing Blvd, Suite 800

The Woodlands, Texas 77380

(Address of principal executive offices and zip code)

(281) 231-2660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act.    ☒

Item 1.01. Entry into a Material Definitive Agreement.

As reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2016, Smart Sand, Inc. (the “Company”) entered into a $45 million three-year senior secured revolving credit facility (the “Facility”) on December 8, 2016.  The Facility contained a credit agreement among the Company, as the borrower, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent (the “Agent”).

On April 6, 2018, the Company and certain of its subsidiaries entered into a First Amendment to Credit Agreement and Incremental Assumption Agreement (the “Amendment”) with the lenders party thereto and the Agent. The purpose of the Amendment is to increase the amount available under the Facility by $15 million to $60 million. The Company agreed to pay the fees and expenses of the Agent incurred in connection with the Amendment.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amendment contained in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2018, the board of directors (the “Board”) of the Company promoted William John Young to the position of Chief Operating Officer of the Company. Prior to this promotion, Mr. Young was serving as the Company’s Executive Vice President of Sales and Logistics. Mr. Young’s annual base salary will be increased to $330,000, and his annual incentive bonus opportunity for 2018 will be targeted at 60% of his annual base salary. Mr. Young will also continue to be eligible to participate in the Company’s stock-based incentive plans and other benefit plans and arrangements available to Company officers and employees, as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 24, 2017.  In connection with his employment during 2017, we paid to Mr. Young total cash compensation (including 401(k) matches and an automobile allowance) of approximately $458,000, and equity compensation having a grant date fair value of approximately $453,000.

Mr. Young was named Executive Vice President of Sales and Logistics of the Company in October 2016. Mr. Young served as Vice President of Sales and Logistics from May 2014 to September 2016 and Director of Sales of the Company from November 2011 to April 2014. Prior to joining the Company, Mr. Young was a Director of Sales for Comcast Corporation from 2002 to 2011. Mr. Young has over 20 years of experience in the mining, commercial telecommunications and broadband industries. Mr. Young received a BSc in Biology from Dalhousie University.

There is no arrangement or understanding between Mr. Young and any other persons pursuant to which he was selected as Chief Operating Officer of the Company.  Mr. Young is the brother of Charles E. Young, the Company’s Chief Executive Officer and a member of the Board, and James D. Young, the Company’s Executive Vice President, General Counsel and Secretary.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description

10.1

First Amendment to Credit Agreement and Incremental Assumption Agreement, dated as of April 6, 2018, among Smart Sand, Inc., as borrower, the subsidiaries of Smart Sand, Inc. party thereto, as guarantors, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART SAND, INC.

Dated: April 12, 2018	By:	/s/ Lee E. Beckelman
Lee E. Beckelman Chief Financial Officer